UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2008

NEFF CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-14145	65-0626400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3750 N.W. 87th Avenue, Suite 400 Miami, Florida	33178
(Address of principal executive offices)	(Zip Code)

(305) 513-3350

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

As previously disclosed, Neff Corp.’s (the “Company,” “we” or “our”) availability under its first lien credit agreement (the “First Lien Credit Agreement”) to incur revolving credit loans and letter of credit obligations (collectively, the “Revolving Loans”) is subject to a borrowing base that is determined primarily by the value of the Company’s rental fleet and equipment, accounts receivable and parts inventory. The administrative agent under the First Lien Credit Agreement has informed the Company that, in accordance with its authority under the First Lien Credit Agreement, the borrowing base would be reduced by additional reserves relating to the aggregate fair value liability of the interest rate swaps (the “Swaps”) with the lenders under the First Lien Credit Agreement. The Company’s obligations under the Swaps are secured by the same collateral that secures the Revolving Loans (but had not previously reduced the borrowing base) and would be entitled to be paid from the proceeds of the collateral securing the First Lien Credit Agreement prior to the term loans under the proposed amended and restated First Lien Credit Agreement described in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on November 17, 2008.

The aggregate fair value liability of the Swaps was approximately $17.8 million on September 30, 2008, and the Company estimates that as of November 24, 2008, such value was approximately $26.5 million. Approximately $4.0 million of the Swaps liability is scheduled to be paid on December 8, 2008 and the remaining obligations under the Swaps are scheduled to be paid bi-annually thereafter. The administrative agent has indicated to the Company that it intends to impose the majority of the reserves relating to the fair value liability of the Swaps currently and phase in the remainder of such reserves over a number of months. Had the full reserves relating to the fair value liability of the Swaps been in effect on September 30, 2008 and based on the fair value of the Swaps on such date, the Company’s excess availability to incur Revolving Loans would have been approximately $66.5 million on such date, as compared to the $84.3 million that was previously reported. Notwithstanding this change in excess availability, we continue to expect that ongoing requirements for debt service and capital expenditures will be funded from cash flow from operations and borrowings under the First Lien Credit Agreement and will be sufficient to meet our capital needs for at least the next 12 months. However, changes in the Company’s operating results and changes in the borrowing base caused by, among other things, the fair value of the Swaps, depreciation on the Company’s rental fleet and equipment, and other changes in the value of rental fleet and equipment (including as a result of appraisals), accounts receivable and parts inventory could materially adversely affect our liquidity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEFF CORP.

	By:	/s/ Mark Irion
Mark Irion
Executive Vice President, Chief Financial
Officer and Secretary

Dated: November 26, 2008

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